October 2015 Pricing Sheet dated October 20, 2015 relating to Preliminary Terms No. 610 dated October 5, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Lookback Entry PLUS Based on the Value of the S&P 500® Index due October 25, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – OCTOBER 20, 2015
Issuer:		Morgan Stanley
Maturity date:		October 25, 2018
Underlying index:		S&P 500® Index
Aggregate principal amount:		$2,977,900
Payment at maturity:		If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The lowest index closing value during the initial observation period. In no event will the initial index value be greater than 2,030.77, which is the index closing value on the pricing date.
Initial observation period:		Each index business day on which there is no market disruption event with respect to the underlying index during the approximately 2-month period from and including the pricing date to and including December 20, 2015.
Final index value:		The index closing value on the valuation date
Valuation date:		October 22, 2018, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:		150%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$13.00 per PLUS (130% of the stated principal amount).
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		October 20, 2015
Original issue date:		October 23, 2015 (3 business days after the pricing date)
CUSIP / ISIN:		61765R727 / US61765R7272
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.462 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per PLUS	$10	$0.25
		$0.05	$9.70
Total	$2,977,900	$89,337	$2,888,563
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the PLUS.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 610 dated October 5, 2015

Product Supplement for PLUS dated November 19, 2014 Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.